Exhibit 23.3

             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM


The Board of Directors
Aerobic Creations, Inc.


We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our reports, relating to the consolidated financial statements of FMI, Inc. and Subsidiaries and FMI Holdco I, LLC and Subsidiary dated as follows:

(1) Report dated March 12, 2004, with respect to the consolidated balance sheets of FMI, Inc. and subsidiaries as of April 14, 2003 and December 31, 2002, and the related consolidated statements of operations and retained earnings and cash flows for the period ended April 14, 2003 and for the year ended December 31, 2002;

(2) Report dated March 12, 2004 (except for Note 9 which is as of September 10, 2004, and Note 10 which is dated September 20, 2006) with respect to the consolidated balance sheet of FMI Holdco I LLC and subsidiary as of December 31, 2003, and the related consolidated statement of operations and accumulated deficit and cash flows for the period April 15, 2003 through December 31, 2003;

(3) Report dated March 21, 2006 (except for Footnote 5 which is dated April 7, 2006 and Footnote 13 which is dated September 20, 2006), with respect to the consolidated balance sheets of FMI Holdco I LLC and subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of operations and accumulated deficit and cash flows for the years then ended.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO Seidman, LLP

BDO Seidman, LLP

Woodbridge, New Jersey
January 12, 2007